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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders of Bullion River Gold Corporation and Subsidiaries
Reno, Nevada

We hereby consent to the incorporation by reference in this Registration Statement of Bullion River Gold Corporation and Subsidiaries on Form S-8, of our report dated April 2, 2007, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of Bullion River Gold Corporation for the year ended December 31, 2006, and to all references to our firm included in this Registration Statement.


/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
December 13, 2007